Exhibit (K)

                              CONSULTING AGREEMENT

          CONSULTING AGREEMENT dated October 14, 1988 between The Dreyfus Corporation ("Dreyfus") and PaineWebber Incorporated ("PaineWebber").

          In consideration of the mutual terms and conditions set forth below, the parties hereto agree as follows:

          1. Dreyfus hereby engages PaineWebber to provide consultation services to Dreyfus in its capacity as manager of Dreyfus Municipal Income, Inc. (the "Fund"), a Maryland corporation registered with the Securities and Exchange Commission (the "SEC") as a non-diversified, closed-end management investment company.

          2. PaineWebber hereby accepts such engagement and agrees to provide Dreyfus during the term of this Agreement with the following consultation services: not less often than monthly, a written report providing statistical, economic, financial and fixed income market information with respect to the Fund's market performance and general economic and interest rate conditions in the United States; not less often than monthly, a written report regarding trends in interest rates; not less often than monthly, a written report detailing the relationship of the market price of the common stock of the Fund and other closed-end investment companies to (i) the net asset value of such stock, (ii) the distribution rate of the fund and such other companies, (iii) various market indices and (iv) other performance indicators; upon request by Dreyfus, a written report regarding any issuer tender offers or stock repurchase programs effectuated by the Fund or any other closed-end investment companies; upon reasonable request by Dreyfus, personal consultations with representatives of Dreyfus or directors of the Fund regarding the foregoing reports; and upon reasonable request by Dreyfus, personal consultations with representatives of Dreyfus or directors of the fund regarding economic, fixed income market or interest rate trends and the markets for the Fund's shares.

          3. Dreyfus will pay PaineWebber $42,638.00 per quarter for the consulting services provided hereunder. Payment will be made quarterly in arrears on each September 30, December 31, March 31 and June 30 during the term hereof and shall be prorated, if appropriate, on the basis of the actual number of days during the first and last months hereof.

          4. Dreyfus acknowledges that the consulting services of PaineWebber provided for hereunder do not include any advice as to the value of securities or regarding the advisability of purchasing or selling any securities.

          5. The terms of this Agreement shall commence after approval by the Fund's Board of Directors and shall be for a period of one year and shall thereafter continue for successive one year periods unless one party to this Agreement gives to the other party at least 60 days prior to the next anniversary hereof written notice of intention to terminate, in which case this Agreement shall terminate on the date specified in such notice or such anniversary, whichever is later.

          6. This Agreement shall be construed in accordance with the laws of the State of New York for contracts to be performed entirely therein and without regard to the choice of law principles thereof.

          7. All notices required or permitted to be sent under this Agreement shall be sent, if to PaineWebber:

                           PaineWebber Incorporated
                           1285 Avenue of the Americas
                           New York, New York  10019

                           Attention:  ________________

or if to Dreyfus:

                           The Dreyfus Corporation
                           767 Fifth Avenue
                           New York, New York  10153
                           Attention: General Counsel

or such other name or address as may be given in writing to the other party. Any notice shall be deemed to be given or received on the third day after deposit in the U.S. mails with certified postage prepaid or when actually received, whichever is earlier.


          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.


                                 The Dreyfus Corporation


                                 By: /S/ JOSEPH S. DIMARTINO
                                    -----------------------------
                                    Name:  Joseph S. DiMartino
                                    Title: Chief Operating Officer


                                 PaineWebber Incorporated


                                 By: /S/ KENNETH L. RILANDER
                                    -------------------------------
                                    Name:  Kenneth L. Rilander
                                    Title: Managing Director